Exhibit 4.2

                           Frequency Electronics, Inc.

                      2008 Employee Stock Purchase Program

Purpose: The purpose of the 2008 Employee Stock Purchase Program (the "Program") is to provide selected employees, non-employee independent consultants and third party service providers of Frequency Electronics, Inc. (the "Company") who are not executive officers or directors of the Company with an opportunity to acquire ownership of common stock, par value $1.00 per share ("Common Stock") of the Company.

The Program: The Program will become effective on January 6, 2009. The Company will lend the purchase price for a specified number of shares to selected employees, non-employee independent consultants and third party service providers of the Company who are not executive officers or directors of the Company to enable such participants to acquire shares of Common Stock of the Company in open market transactions (the "Loan"). In return, the Company will receive a promissory note from the participants upon the terms set forth in the section below entitled "The Loan." The maximum number of shares of Common Stock that Identified Participants (as defined below) in the aggregate may acquire under the Program is 200,000 shares. The Program is not subject to the Employee Retirement Income Security Act of 1974.

Administration: The Program shall be administered by the Compensation Committee of the Company's Board of Directors (the "Board") or such other committee appointed by the Company's Board of Directors to administer the Program from time to time (the "Committee"). The Committee shall have full discretion and authority to interpret and apply the provisions of the Program. The Committee's decision as to any matter arising under the Program, including questions of construction, interpretation and administration, are final, binding and conclusive on all persons.

Participation and Procedure: Upon the recommendation of management, the Committee will identify and select employees, non-employee independent consultants and third party service providers of the Company (each an "Identified Participant") who are eligible to participate in the Program. Each Identified Participant will be offered the opportunity to borrow from the Company up to a certain amount (such amount to be determined by a committee of the board of directors of the Company, taking into account the total amount of shares to be acquired pursuant to the Program and the extent to which each of the Identified Participants elect to participate in the Program) for the purpose of acquiring Common Stock in open market transactions pursuant to the Program. The Identified Participant will have 15 days following the offer to participate in the Program, to notify the Company of his/her election to participate in the Program and the amount he or she elects to borrow from the Company pursuant to the Program (such amount not to be greater than the maximum Loan amount offered to the Identified Participant). Upon the Identified Participant's notification to the Company of their election to participate in the Program, the Company will loan the Identified Participant the elected amount so that the Identified Participant can instruct his or her broker to acquire shares for the Identified Participant's account on the open market. The Identified Participant may not assign or hypothecate his or her interest in the Program without the written consent of the Company.

The Loan: The maximum aggregate amount of loans to be issued by the Company under the Program is $500,000. The maximum aggregate amount of loans to be issued by the Company in any calendar quarter under the Program is $200,000. The proceeds from the Loan may be used by the Identified Participants for the sole purpose of acquiring Common Stock pursuant to the Program and to pay broker's commissions and other costs incurred in connection with transactions made pursuant to the Program. The Loan will become due and payable by an Identified Participant at the earlier of (i) five years from the date the Loan is made to the Identified Participant, (ii) termination of the Identified Participant's employment or consultancy, as applicable, with the Company (regardless of whether such termination was voluntary or involuntary), (iii) the sale of the Common Stock acquired pursuant to the Program without the prior written consent of the Company, (iv) the appointment of the Identified Participant to an executive officer position of the Company and (v) the election of the Identified Participant as a director of the Company. The interest rate of the Loan will be Prime + 0.5%, reset annually and such interest will be simple interest - not compounded. The Loan is a non-recourse loan and will be secured by (i) the Common Stock acquired pursuant to the Program, (ii) any dividends received by the Identified Participant as a result of the ownership of the Common Stock acquired pursuant to the Program and (iii) any other shares, securities or property representing a distribution on or in respect of the Common Stock acquired pursuant to the Program. The outstanding principal plus any accrued interest under the Loan may be paid without penalty in full or in part to the Company at any time by an Identified Participant. If an Identified Participant wishes to settle the Loan or a portion thereof by selling some or all of the underlying Common Stock acquired pursuant to the Program, the Company will take appropriate measures to ensure that the Company is repaid and the Identified Participant receives the net proceeds of any such sale.

Registration and Resale: The Company will file a registration statement on Form S-8 to register the offer and sale of the shares of Common Stock to be acquired pursuant to the Program. Resale of the Common Stock acquired pursuant to the Program must be made in compliance with applicable securities laws and company trading policy. Common Stock received pursuant to the Program by persons deemed an "affiliate" of the Company under the Securities Act of 1933 (the "Securities Act"), as amended must be registered for resale by such person unless such resale complies with the provisions of Rule 144 promulgated under the Securities Act.

No Employment Rights: Nothing contained herein shall confer upon any Identified Participant a right to continue his or her employment or consultancy with the Company for any specified period or limit the Company's right to terminate the employment or consultancy of any Identified Participant at any time for any or no reason.

Amendment and Termination: The Board may amend or terminate the Program at any time, provided that no such action shall adversely affect the rights of any Identified Participant in any material respect without his or her consent. The termination of the Program shall not affect any Loans outstanding on the termination date.

Tax Withholding. Whenever under the Program, an Identified Participant incurs federal income tax liability, obligations with respect to Social Security and Medicare taxes, or other tax obligations in connection with shares of Common Stock purchased under the Program, the Company shall be entitled to require that the Identified Participant remit when due an amount sufficient to satisfy all federal, state and local withholding tax requirements relating thereto. At the election of the Company, such mandatory withholding amounts may be remitted by check payable to the Company, in shares of Common Stock, by the Company's withholding of shares of Common Stock purchased under the Program, or any combination thereof; provided, however, that in no event may shares be withheld to satisfy a tax obligation of an Identified Participant in excess of the mandatory tax withholding obligations arising in connection with the participant's Award.

Governing Law: The Program shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws, and applicable federal law. If any provision of the Program shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be effective.